________________, 2013

Esperion Therapeutics, Inc.

46701 Commerce Center Drive

Plymouth, MI 48170

Credit Suisse Securities (USA) LLC,

Citigroup Global Markets Inc.,

As Representatives of the Several Underwriters,

c/o

Credit Suisse Securities (USA) LLC,

Eleven Madison Avenue,

New York, N.Y.  10010-3629

c/o

Citigroup Global Markets Inc.,

388 Greenwich Street,

New York, N.Y.  10013

Dear Sirs:

As an inducement to the underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made that is intended to result in the establishment of a public market for the common stock, $0.001 par value per share (the “Securities”) of Esperion Therapeutics, Inc., a Delaware corporation, and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Citigroup Global Markets Inc. (together with Credit Suisse, the “Representatives”) .  In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this letter agreement (this “Lock-Up Agreement”) and continue and include the date that is 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement.

Notwithstanding anything herein to the contrary, the restrictions contained in this Lock-Up Agreement shall not apply to any of the following: (i) transfers of Securities as a bona fide gift or gifts, (ii) transfers of Securities or other securities of the Company to a trust or limited family partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) transfers of Securities or other securities of the Company by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned in a transaction not involving a disposition for value, (iv) the exercise, including by “net” exercise, of any options or warrants to acquire Securities or the conversion of any convertible security into Securities,  (v) transfers or distributions of Securities to members, limited partners, stockholders or affiliates of, or any investment fund or other entity that controls or manages, the undersigned, provided that the transfer or distribution shall not involve a disposition for value, (vi) transfers or distributions in connection with a merger or sale of the Company, regardless of how such a transaction is structured (it being further understood that this agreement shall not restrict the undersigned from entering into any agreement or arrangement in connection therewith, including an agreement to vote in favor of, or tender Securities or other securities of the Company in, any such transaction or taking any other action in connection with any such transaction), (vii) the entering into by the undersigned of a written trading plan pursuant to Rule 10b5-1 of the Securities and Exchange Act of 1934 (the “Exchange Act”) during the Lock-Up Period, provided that no sales of the undersigned’s Securities shall be made pursuant to such Plan prior to the expiration of the Lock-Up Period or (viii) Securities purchased by the undersigned in the offering to which the Underwriting Agreement relates; provided further that, with respect to clauses (i), (ii), (iii),  (iv) and (v), (a) each transferee or distributee agrees to be bound in writing by the terms of this Lock-Up Agreement, and (b) no filing or public announcement by any party (donor, donee, transferor, transferee, distributor or distributee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer, exercise, conversion or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service or in a registration statement publicly filed with the Securities and Exchange Commission in connection with a secondary offering at least two business days before the effective date of the release or waiver.  Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the date of such publication.  The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.  This Lock-Up Agreement shall lapse and become null and void (i) on December 31, 2013 if the Public Offering Date shall not have occurred on or before such date or (ii) upon written notice from an authorized officer of the Company to the Representatives, executed or delivered prior to the signing of the Underwriting Agreement, that the Company has determined not to proceed with the public offering of the Securities.  This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature page follows]

Very truly yours,

IF AN INDIVIDUAL:	IF AN ENTITY:
By: (duly authorized signature)	(please print complete name of entity)
Name: (please print full name)	By: (duly authorized signature)
Name: (please print full name)
Address:	Address: